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                                                             EXHIBIT 24(B)(1)(B)

                          DELAWARE POOLED TRUST, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                           ARTICLES OF INCORPORATION



          Delaware Pooled Trust, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies, in accordance with Section 2-208 and Section 2-208.1 of the Maryland General Corporation Law, to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The Corporation has authority to issue a total of Five Hundred Million (500,000,000) shares of common stock with a par value of One Cent ($0.01) per share of the Corporation (the "Common Stock"), having an aggregate par value of Five Million Dollars ($5,000,000). Of such Five Hundred Million (500,000,000) shares of Common Stock, Three Hundred Fifty Million (350,000,000) shares have been allocated to the Corporation's existing series of Common Stock as follows: Fifty Million (50,000,000) shares have been allocated to each of The Defensive Equity Portfolio, The Aggressive Growth Portfolio, The International Equity Portfolio, The Fixed Income Portfolio, The Limited-Term Maturity Portfolio, The Global Fixed Income Portfolio and The International Fixed Income Portfolio (each an "Existing Series").

          SECOND: The Board of Directors of the Corporation, at a meeting held on July 20, 1995, adopted resolutions increasing the aggregate number of shares of Common Stock that the Corporation has authority to issue from 500 Million (500,000,000) shares to One Billion (1,000,000,000) shares, designating five additional series of the Corporation's Common Stock as The Defensive Equity Small/Mid-Cap Portfolio, The Defensive Equity Utility Portfolio, The High-Yield Bond Portfolio, The Labor Select International Equity Portfolio and The Real Estate Investment Trust Portfolio (each a "New Series"), and classifying and allocating Fifty Million (50,000,000) shares of authorized, unissued and unclassified Common Stock to each such New Series.

          THIRD: As a result of the aforesaid increase in the authorized Common Stock and classifications, the Corporation has authority to issue One Billion (1,000,000,000) shares of Common Stock, having an aggregate par value of Ten Million Dollars ($10,000,000). Of such One Billion (1,000,000,000) shares of Common Stock, Six Hundred Million (600,000,000) shares have been

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allocated to the series of the Common Stock as follows:  Fifty Million
(50,000,000) shares have been allocated to each Existing Series and to each New Series.

          FOURTH:   The holders of shares of each New Series shall each have the rights and privileges, and shall be subject to the limitations and priorities set forth in the Articles of Incorporation of the Corporation.

          FIFTH:    The shares of each New Series have been classified by the
Board of Directors pursuant to authority contained in the Articles of Incorporation of the Corporation.

          SIXTH:    The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

          SEVENTH: The total number of shares of Common Stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

          EIGHTH:   These Articles Supplementary shall become effective on
November 28, 1995.

          IN WITNESS WHEREOF, Delaware Pooled Trust, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf this 28th day of November, 1995.


                                        DELAWARE POOLED TRUST, INC.



                                        By:/s/ George M Chamberlain, Jr.
                                           ------------------------------------
                                              George M. Chamberlain, Jr.
                                              Senior Vice President


ATTEST:


  /s/ Eric E. Miller
------------------------------
     Assistant Secretary

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          THE UNDERSIGNED, Senior Vice President of DELAWARE POOLED TRUST, INC.,
who executed on behalf of the said Corporation the foregoing Articles Supplementary, of which this instrument is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, said Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.


                                          /s/ George M. Chamberlain, Jr.
                                         ___________________________________
                                              George M. Chamberlain, Jr.
                                              Senior Vice President

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